Exhibit 10.2

EXECUTION VERSION

INVESTMENT AGREEMENT

by and among

MFA FINANCIAL, INC.,

OMAHA EQUITY AGGREGATOR, L.P.

and

ATHENE USA CORPORATION

Dated as of June 15, 2020

This Investment Agreement (this “Agreement”) is dated as of June 15, 2020 (the “Effective Date”) by and among MFA Financial, Inc., a Maryland corporation (the “Company”), Omaha Equity Aggregator, L.P., a Delaware limited partnership (the “Apollo Purchaser”) and Athene USA Corporation, an Iowa corporation (the “Athene Purchaser,” together with the Apollo Purchaser, the “Purchasers” and each a “Purchaser”).

WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Company desires to issue and deliver to the Purchasers, and the Purchasers desire to acquire from the Company, four tranches of warrants (“Tranche I Apollo Warrant”, “Tranche II Apollo Warrant”, “Tranche I Athene Warrant” and “Tranche II Athene Warrant,” and collectively, the “Warrants” and the shares of Common Stock underlying the Warrants, the “Warrant Shares”) to purchase, in the aggregate, 37,039,106 shares (subject to adjustment in accordance with their terms) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in the forms attached hereto as Annex A-1 (Tranche I Apollo Warrant), Annex A-2 (Tranche II Apollo Warrant), Annex A-3 (Tranche I Athene Warrant) and Annex A-4 (Tranche II Athene Warrant);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company entered into that certain Credit Agreement dated as of June 15, 2020 (the “New Credit Agreement”) by and between the Company, MFResidential Assets Holding Corp. and the Lenders (each as defined in the New Credit Agreement) pursuant to which the Lenders agreed to provide loans having an initial stated principal amount equal to $500,000,000 (the “New Term Loan”); and

WHEREAS, the Company desires that the Purchasers purchase and acquire, and the Purchasers desire to purchase and acquire, outstanding shares of the Common Stock as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

Definitions

Section 1.01              Definitions.

(a)               As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that except for purposes of Section 3.10 and Section 5.11, portfolio companies of any Purchaser Party or any Affiliate thereof shall not be deemed to be Affiliates of any Purchaser Party. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Apollo Purchaser Designee” means an individual designated in writing by the Apollo Purchaser for (i) election to the Board or (ii) appointment as a non-voting observer, as the case may be, pursuant to Section 5.06.

“Apollo Purchaser Director” means a member of the Board who was elected to the Board as an Apollo Purchaser Designee.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Charter Documents” means the Company’s charter and bylaws, each as amended to the date of this Agreement.

“Competitor” means, as of the applicable time, any U.S. residential mortgage REIT with shares traded on a national securities exchange (other than the Company or any successor entity thereof).

“Convertible Senior Notes” shall mean the Company’s 6.25% Convertible Senior Notes due 2024 issued pursuant to a base indenture as supplemented by the first supplemental indenture thereto, each dated as of June 3, 2019, between the Company and Wilmington Trust, National Association, as trustee.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Equity Plan” means the Company’s Equity Compensation Plan, which was adopted by the Company’s stockholders of May 21, 2015, as amended (or any successor plan thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fall-Away of Apollo Purchaser Board Rights” means the later of (i) the first day on which the Purchaser and its Affiliates no longer own, in the aggregate, 2.5% of the then-outstanding shares of Common Stock and (ii) the first day on which the New Term Loan is no longer outstanding.

“Filed SEC Documents” means any report, schedule, form, statement or other document (including exhibits) filed by the Company with, or publicly furnished by the Company to, the SEC and publicly available after January 1, 2020 and prior to the date hereof.

“Fraud” means common law fraud under the laws of the State of New York; provided, however, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any order, judgment, injunction, ruling, writ or decree of any Governmental Authority.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(ii) of the Company Disclosure Letter after due inquiry of their direct reports.

“Law” means all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Lookback Date” means January 1, 2017.

“Liens” means any mortgage, pledge, lien (statutory or other), charge, encumbrance, hypothecation, assignment, security interest or similar restriction.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to (i) have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions on a timely basis or (iii) reasonably be expected to prevent or materially delay, interfere with, hinder or impair the compliance by the Company with its obligations under this Agreement; provided, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur under clause (i) above: (1) any effect, change, event or occurrence (x) generally affecting the industries in which the Company and its Subsidiaries operate or the economy, or credit, financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (y) to the extent arising out of, resulting from or related to changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, in each case after the date hereof, (2) the negotiation, execution or announcement of the Transaction Documents or the consummation of the transactions contemplated therein (including the Transactions), (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters, (5) any change resulting or arising from the identity of, or any facts or circumstances solely relating to, the Purchasers or any of their respective Affiliates, (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the capital stock of the Company or (8) any failure to meet any internal, external or public projections, forecasts, guidance, estimates, milestones, budgets or internal, external or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (x) and clauses (y)(1) through (8) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (x), (y)(1) (except to the extent such effect is covered under clause (y)(3)) or (y)(4) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“MGCL” means the Maryland General Corporation Law.

“Ownership Limit Waiver” means that certain letter agreement from the Company to the Purchasers, in the form attached hereto as Annex B.

“Permitted Repo Facilities” means the Company’s existing repurchase financing facilities and new non-recourse repurchase facilities.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Purchasers Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Purchasers of any of the Transactions on a timely basis or (ii) the compliance by the Purchasers with their obligations under this Agreement.

“Purchaser Parties” means the Purchasers and each respective Affiliate to whom either Purchaser transfers Securities or Common Stock.

“Qualified REIT Subsidiary” shall mean a wholly-owned subsidiary that is not treated as a separate corporation, in accordance with Code Section 856(i)(2), or any successor provision.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Purchasers, in substantially the form attached hereto as Annex C.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“REIT” shall mean a real estate investment trust within the meaning of and under the provisions of Sections 856 et seq. of the Code.

“SEC” means the Securities and Exchange Commission.

“Secondary Purchase Commitment Deadline” means the first anniversary of the date of this Agreement.

“Secondary Purchase Commitment Extension” means a period commencing on the Secondary Purchase Commitment Deadline and ending on the date that is 30 days following the number of trading weeks that the Trading Window is open following the Secondary Purchase Commitment Deadline equal to (i) fifteen trading weeks, minus (ii) the number of trading weeks the Trading Window was open between the date of this Agreement and the Secondary Purchase Commitment Deadline.

“Secondary Purchase Reduction Amount” means the percentage obtained by (i) dividing the amount of the New Term Loan that has been prepaid by $500 million (excluding, for the avoidance of doubt, any amortization payments of the New Term Loan), multiplied by (ii) 100.

“Securities” means the Warrants and the New Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” means the period beginning on the date of this Agreement and ending on the later of (i) the second (2nd) anniversary of the Closing Date and (ii) three (3) months following the date on which the Apollo Purchaser Designee is no longer serving on the Board or as an observer on the Board (and as of such time the Apollo Purchaser no longer has rights to designate an Apollo Purchaser Designee or otherwise has irrevocably waived in a writing delivered to the Company its rights under this Agreement to nominate an Apollo Purchaser Designee).

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign tax, fee, levy, duty, tariff, impost, and other similar charge imposed by any Governmental Authority, including any tax or other similar charge on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, excise, withholding or backup withholding, ad valorem, stamp, transfer or value added tax; digital services tax; hotel occupancy tax; business privilege tax; license, registration and documentation fee; and customs duty, tariff and similar charge; in each case, together with any interest, penalty or addition to tax imposed by any Governmental Authority in respect thereof.

“Tax Return” means any return, report, election, claims for refund, declaration of estimated Taxes and information statement, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Trading Window” means the Company’s securities trading window permitting trading of the Company’s securities by the Company, its directors and officers; provided, that if the Company fails to approve in writing any request for pre-clearance by a Purchaser pursuant to the Company’s Insider Trading Policy within 1 business day following such request, the applicable Trading Window will be deemed not to be open until the Company approves in writing such request.

“Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement, the New Credit Agreement, the Ownership Limit Waiver and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Warrants, the Registration Rights Agreement and the New Credit Agreement.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents, including, without limitation, the exercise by any Purchaser Party of Warrants.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code or any successor provision thereof.

(b)               In addition to the terms defined in Section 1.01, the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section

Allocated Purchase Price	Section 2.01
Apollo Purchaser	Preamble
Apollo Purchaser Observer	Section 5.06(a)
Athene Purchaser	Preamble
Agreement	Preamble
Announcement	Section 5.14
Balance Sheet Date	Section 3.05(c)
Bankruptcy and Equity Exception	Section 3.03
Capitalization Date	Section 3.02
Closing Date	Section 2.03
Company	Preamble
Company Disclosure Letter	Article III
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company’s Proposed Valuation	Section 5.09(a)
Competing Transaction	Section 5.13
Competition Laws	Section 3.03(b)
Contract	Section 3.03(b)
Designee Period	Section 5.06(a)
Dilutive Event	Section 5.05(a)
Director Indemnitors	Section 5.06(f)
Effective Date	Preamble
Excess Stock	Section 3.02
Expenses	Section 7.13
Final Warrant Valuation	Section 5.09(a)
Fundamental Representations	Section 6.03
Maryland Business Combination Act	Section 3.10
Maryland Control Share Acquisition Act	Section 3.10
New Credit Agreement	Recitals
New Shares	Section 2.02
New Term Loan	Recitals
Non-Recourse Party	Section 7.05(b)
Purchasers	Preamble
Purchasers’ Proposed Valuation	Section 5.09(a)
Secondary Purchase Commitment Amount	Section 2.02
Series A Preferred Stock	Section 3.02
Series B Preferred Stock	Section 3.02
Series C Preferred Stock	Section 3.02
Tranche	Section 2.01
Tranche I Apollo Warrant	Recitals
Tranche II Apollo Warrant	Recitals
Tranche I Athene Warrant	Recitals
Tranche II Athene Warrant	Recitals
Undesignated Preferred Stock	Section 3.02
Warrant Shares	Recitals
Warrants Recitals

Article II

Purchase and Sale

Section 2.01               Issuance and Acquisition at the Closing. At the Closing, the Purchasers shall receive from the Company in exchange for a portion of the amounts advanced pursuant to Section 2.01 of the New Credit Agreement (and for the avoidance of doubt, no additional consideration), with the amount and allocation of such portion for each of the Apollo Tranche I Warrant, the Apollo Tranche II Warrant, the Athene Tranche I Warrant and the Athene Tranche II Warrant (each a “Tranche” and collectively, the “Tranches”) to be determined following the date hereof pursuant to Section 5.09(a) (the “Allocated Purchase Price”), and the Company shall issue and deliver to the Purchasers the Warrants free and clear of any Liens.

Section 2.02              Secondary Purchase Commitment. On the terms and conditions of this Agreement, the Purchasers or one or more of their respective Affiliates shall purchase in open market or privately negotiated transactions (and not from the Company), prior to the first anniversary of the date of this Agreement (the “Secondary Purchase Commitment Deadline”), in one or a series of transactions, a number of shares of Common Stock (the “New Shares”) equal to the lesser of (a) such number of shares representing 4.9% of the outstanding Common Stock as of the date hereof or (b) such number of shares of Common Stock as the Purchasers acquire, in the aggregate, using $50 million (such lesser amount, the “Secondary Purchase Commitment Amount”); provided, that, if the Company prepays the New Term Loan prior to the Purchasers purchasing, in the aggregate, a number of New Shares equal to the Secondary Purchase Commitment Amount, the amount set forth in clause (b) shall be reduced by the Secondary Purchase Reduction Amount.

Section 2.03               Closing. On the terms and subject to the conditions set forth in this Agreement, the issuance of the Warrants shall occur simultaneously with and at the same location as the closing of the transactions contemplated by the New Credit Agreement (the “Closing” and the date of Closing, the “Closing Date”).

Section 2.04               Conditions to Obligations of the Purchasers. The Purchasers’ obligations at the Closing are subject to fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Purchasers:

(a)               Representations and Warranties of the Company. (i) The representations and warranties set forth in Section 3.01(a) and Section 3.03(a) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) all other representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified).

(b)               Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Persons prior to or at the time of the Closing.

(c)               New Credit Agreement. The conditions to the Lenders’ obligations set forth in Section 4.01 and Section 4.02 of the New Credit Agreement shall have been satisfied (or waived according to the terms thereof).

(d)               Ownership Limit Waiver and Registration Rights Agreement. The Company shall have delivered to the Purchasers the Ownership Limit Waiver and Registration Rights Agreement, duly executed by the Company.

Section 2.05              Conditions to Obligations of the Company. The Company’s obligations at the Closing are subject to fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Company:

(a)               Representations and Warranties of the Purchaser. (i) The Fundamental Representations of each Purchaser shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) all other representations and warranties of each Purchaser shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified).

(b)               Performance of Obligations of the Purchasers. The Purchasers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Persons prior to or at the time of the Closing.

(c)               New Credit Agreement. The Lenders shall have funded the New Term Loan pursuant to Section 2.01 of the New Credit Agreement concurrently with the Closing.

Article III

Representations and Warranties of the Company

Except as set forth in the confidential disclosure letter delivered by the Company to the Purchasers prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to the Purchasers as of the date hereof and as of the Closing Date as follows:

Section 3.01               Organization; Standing.

(a)               The Company is a corporation duly organized and validly existing under the Laws of the State of Maryland, is in good standing with the Department of Assessments and Taxation for the State of Maryland and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b)               Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, and is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, in each case except where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02               Capitalization.

(a)               The authorized capital stock of the Company consists of 1,000,000,000 shares of capital stock of the Company, (i) 874,300,000 of which are shares of Common Stock, (ii) 1,160,000 of which are 8.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 (“Series A Preferred Stock”), (iii) 8,050,000 of which are 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 (“Series B Preferred Stock”), (iv) 12,650,000 of which are 6.50% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 (“Series C Preferred Stock”), (v) 3,840,000 of which are undesignated preferred stock, par value $0.01 (“Undesignated Preferred Stock”) and 100,000,000 of which are excess stock (“Excess Stock”). At the close of business on May 31, 2020 (the “Capitalization Date”), (i) 453,242,244 shares of Common Stock were issued and outstanding, (ii) no shares of Series A Preferred Stock were issued and outstanding, (iii) 8,000,000 shares of Series B Preferred Stock were issued and outstanding, (iv) 11,000,000 shares of Series C Preferred Stock were issued and outstanding, (v) no shares of Undesignated Preferred Stock were issued and outstanding, (vi) no shares of Excess Stock were issued and outstanding, (vii) 5,042,472 shares of Common Stock were reserved for issuance pursuant to the Equity Plan, (viii) 8,786,453 shares of Common Stock were reserved for issuance pursuant to the Company’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (ix) 3,149,758 shares of Common Stock were underlying outstanding stock-based awards issued pursuant to the Equity Plan, (x) 28,919,901 shares of Common Stock are reserved for issuance underlying the Convertible Senior Notes, (xi) 42,773,675 shares of Common Stock are reserved for issuance upon conversion of the Series B Preferred Stock and 81,612,866.50 shares of Common Stock are reserved for issuance upon conversion of the Series C Preferred Stock and (xii) no other shares of capital stock of, or other equity interests (or any securities convertible into or exchangeable for or any rights exercisable for any such equity securities) in, the Company were issued, reserved for issuance or outstanding.

(b)               Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Equity Plan in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Other than this Agreement, neither the Company nor any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

Section 3.03              Authority; Non-contravention.

(a)               The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by each applicable Purchaser, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)               Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (iii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or, with or without notice, lapse of time or both, accelerate or increase the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, result in the loss of a material benefit of the Company or its Subsidiaries under any such Contract, or give rise to a right of termination under any such Contract, except, (x) in the case of clause (ii), any required filings or approvals under the HSR Act or any foreign or other antitrust or competition laws, requirements or regulations (together with the HSR Act, the “Competition Laws”) prior to the issuance of Warrant Shares upon the exercise of Warrants in accordance with their terms and (y) in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that for the purposes of this Section 3.03(b), the definition of Material Adverse Effect shall not include clause (2) in the proviso of such definition.

Section 3.04       Governmental Approvals. Except for filings required under, and compliance with applicable requirements of applicable Competition Laws upon the exercise of Warrants in accordance with their terms and compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that for the purposes of this Section 3.04, the definition of Material Adverse Effect shall not include clause (2) in the proviso of such definition.

Section 3.05        Company SEC Documents; Undisclosed Liabilities.

(a)         The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since the Lookback Date (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no event giving rise to an obligation to file (or furnish) a report under Form 8-K with the SEC has occurred as to which the time period for making such filing has not yet expired and as to which the applicable Form 8-K has not been publicly filed or furnished (unless such event has otherwise been disclosed to the Purchasers in writing prior to the date hereof).

(b)               The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnote disclosures).

(c)               Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2019 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(d)               The Company has established and maintains, and at all times since the Lookback Date has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act in all material respects. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

Section 3.06               Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.04, the sale of the Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Securities, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Securities under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that would cause the offering or issuance of Securities under this Agreement to be integrated with other offerings by the Company.

Section 3.07               Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on The New York Stock Exchange, and the Company has taken no action designed to, or which, to the Knowledge of the Company, is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The New York Stock Exchange, nor has the Company received as of the date of this Agreement any notification that the SEC or The New York Stock Exchange is contemplating terminating such registration or listing.

Section 3.08               Brokers and Other Advisors. Except for Houlihan Lokey and Moelis & Company LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or its Subsidiaries.

Section 3.09              Status of Securities. . The shares of Common Stock issuable upon exercise of the Warrants will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other Person, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, Section 5.10 and any applicable securities Laws.

Section 3.10              Takeover Statutes. No “moratorium”, “fair price”, “affiliate transaction”, “business combination” control share or other takeover Laws or regulations, including Section 3-600 et seq. of the MGCL (the “Maryland Business Combination Act”) or Section 3-700 et seq. of the MGCL (the “Maryland Control Share Acquisition Act”) apply to this Agreement, the issuances of the Warrants, purchases of New Shares, or any other transactions contemplated hereby. The Company has provided the Purchasers with a true and correct copy of resolutions passed unanimously by the Board exempting each Purchaser and their respective Affiliates from the limitations and other effects of the Maryland Business Combination Act and Maryland Control Share Acquisition Act.

Section 3.11               Representations and Warranties in the New Credit Agreement. The representations and warranties of the Company as set forth in Sections 3.06, 3.10, 3.17, 3.18, 3.19, 3.20, 3.22, 3.23 and 3.24 of the New Credit Agreement are incorporated herein by reference.

Section 3.12              Shell Issuer. The Company is not, and has not been, a shell issuer in the last 12 months as described in Rule 144(i)(1) of the Securities Act.

Section 3.13               Tax Matters. Except as set forth on Schedule 3.13 of the Company Disclosure Letter:

(a)               (i) The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal Tax Returns, all income Tax Returns and all other material state, local and foreign Tax Returns required to be filed by, or with respect to the income, properties or operations of, the Company and/or each Subsidiary, and all such Tax Returns are true, correct and complete in all material respects, (ii) other than those that are diligently being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for on the financial statements of the Company in accordance with GAAP, the Company and each Subsidiary, as applicable, has paid all federal Taxes, all income Taxes and all material state, local and other Taxes, assessments and governmental charges or levies upon it or its property, income, profits and assets payable by it which have become due, whether or not shown on a Tax Return and (iii) there is no action, suit, proceeding, investigation, audit or claim now pending or, to the Knowledge of the Company, threatened by any Governmental Authority regarding any Taxes relating to the Company or any Subsidiary.

(b)               No deficiency for Taxes of the Company or any Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are diligently being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for on the financial statements of the Company in accordance with GAAP.

(c)               There are no Liens for material Taxes upon any property or assets of the Company or any Subsidiary except Liens for Taxes not yet due and payable or that are diligently being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for on the financial statements of the Company in accordance with GAAP.

(d)               Commencing with its taxable year ended December 31, 2014, the Company has qualified to be taxed as a REIT for U.S. federal income tax purposes. The Company has been organized and has operated, and intends to continue to operate, in a manner so as to qualify as a REIT for U.S. federal income tax purposes for its taxable year ending on December 31, 2020, and MFResidential Assets Holding Corporation is properly classified as a Qualified REIT Subsidiary of the Company. The Company has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status or qualification as a REIT for U.S. federal income tax purposes, and no such challenge to its status or qualification as a REIT for U.S. federal income tax purposes is pending, being threatened in writing or, to the Knowledge of the Company, otherwise threatened or asserted.

Section 3.14              No Other Representations and Warranties. Except for the representations and warranties contained in this Article III hereof, none of the Company nor any Affiliate, representative, advisor or agent of the Company nor any other person acting on its behalf has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to this Agreement or the transactions contemplated hereby and the Company disclaims any reliance on any representation or warranty of the Purchasers or any Affiliate, representative, advisor or agent of the Purchasers except for the representations and warranties expressly set forth in Article 4 hereof.

Article IV

Representations and Warranties of the Purchasers

Each Purchaser represents and warrants severely, and not jointly, to the Company, as of the date hereof and as of the Closing Date as follows:

Section 4.01        Organization; Standing. Such Purchaser is the type of entity set forth on the signature pages hereto, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and is a U.S. Person, and such Purchaser has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchasers Material Adverse Effect.

Section 4.02        Authority; Noncontravention.

(a)               Such Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents and the consummation by such Purchaser of the Transactions have been duly authorized and approved by all necessary action on the part of such Purchaser, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents and the consummation by such Purchaser of the Transactions. This Agreement has been duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)               Neither the execution and delivery of this Agreement or the other Transaction Documents by such Purchaser, nor the consummation of the Transactions by such Purchaser, nor performance or compliance by such Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of such Purchaser or (ii) violate any Law or Judgment applicable to such Purchaser or any of its Subsidiaries or violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which such Purchaser or any of its Subsidiaries is a party or accelerate such Purchaser’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), (x) any required filings or approvals under (A) applicable Competition Laws or (B) applicable Laws in connection with the regulatory status of, or any permits or licenses held by, the Company or any of its Subsidiaries, in each case, prior to the issuance of shares of Common Stock upon the exercise of Warrants and (y) as would not, individually or in the aggregate, reasonably be expected to have a Purchasers Material Adverse Effect.

Section 4.03        Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, applicable Competition Laws prior to the issuance of shares of Common Stock upon the exercise of Warrants, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by such Purchaser, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by such Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchasers Material Adverse Effect.

Section 4.04        Purchase for Investment. Such Purchaser acknowledges that the Securities and the Common Stock issuable upon the exercise of the Warrants have not been registered under the Securities Act or under any state or other applicable securities laws. Such Purchaser (a) acknowledges that it is acquiring the Securities and the Common Stock issuable upon the exercise of the Warrants pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Securities or the Common Stock issuable upon the exercise of the Warrants except in compliance with the terms and conditions set forth in the Company Charter Documents and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, in each case, after giving effect to the Ownership Limit Waiver, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and the Common Stock issuable upon the exercise of the Warrants and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and the Common Stock issuable upon the exercise of the Warrants, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Securities and the Common Stock issuable upon the exercise of the Warrants indefinitely and (ii) a total loss in respect of such investment. Such Purchaser has knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Securities and the Common Stock issuable upon the exercise of the Warrants, and to protect its own interest in connection with such investment.

Section 4.05         Available Funds. Each Purchaser will have or will cause an Affiliate of such Purchaser to have available cash sufficient to pay the purchase price for each purchase of New Shares to be purchased by such Purchaser or such Affiliate prior to the time of each applicable purchase.

Section 4.06        Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions, based upon arrangements made by or behalf of the Purchasers or their respective Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Purchasers.

Section 4.07        Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by such Purchaser and its Representatives, such Purchaser and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. Such Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which such Purchaser is familiar, that the such Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to such Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for Fraud in connection with the representations and warranties expressly set forth in Article III, such Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.08        No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV hereof, neither Purchaser nor any Affiliate, representative, advisor or agent of either Purchaser nor any other person acting on their behalf has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to this Agreement or the transactions contemplated hereby and the Purchasers disclaim any reliance on any representation or warranty of the Company or any Affiliate, representative, advisor or agent of the Company except for the representations and warranties expressly set forth in Article 3 hereof.

Article V

Additional Agreements

Section 5.01        Regulatory Filings. The Company and the Purchasers acknowledge that one or more filings, notifications, expirations of waiting periods, waivers and/or approvals under applicable Laws, including Competition Laws may be necessary in connection with, and prior to, the issuance of shares of Common Stock upon exercise of the Warrants in accordance with their terms. From and after the Closing, the Purchasers will promptly notify the Company if any such filing, notification, expiration of a waiting period, waiver and/or approval is required in connection with any such exercise and, notwithstanding anything to the contrary in this Agreement or the Warrants, the Purchasers expressly acknowledge and agree that any such exercise shall be expressly subject to any such applicable filing, notification, expiration of a waiting period, waiver and/or approval. To the extent requested by the Purchasers from time to time following the Closing, the Company will use reasonable best efforts to (i) promptly provide the Purchasers with any information that is reasonably necessary to determine whether any filings, approvals, waivers or notifications under any Laws (including Laws in connection with the regulatory status of, or any permits or licenses held by, the Company or any of its Subsidiaries), including Competition Laws, are required; (ii) to cooperate in promptly making or causing to be made all necessary applications, submissions and filings under any such applicable Laws (including applicable Laws in connection with the regulatory status of, or any permits or licenses held by, the Company or any of its Subsidiaries), including Competition Laws, in connection with the issuance of shares of Common Stock upon exercise of the Warrants whether in advance of such exercise or contemporaneous with such exercise; (iii) promptly provide all information requested by any Governmental Authority in connection with the any filing or notification under any Competition Law; and (iv) promptly take all actions necessary to obtain any expiration of applicable waiting period, waiver and/or approval under any Laws, including Competition Laws. For the avoidance of doubt, from and after the Closing, the Purchasers may request the cooperation of the Company under this Section 5.01 at any time, and from time to time and on multiple occasions, prior to the exercise in full, or part, of the Warrants held by the Purchasers. The Purchasers shall be responsible for the payment of all filing fees associated with any applications or filings under such Laws.

Section 5.02        Corporate Actions. Prior to the exercise of the Warrants, the Company shall take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the exercise requirements of the Warrants then outstanding.

Section 5.03        New York Stock Exchange Listing of Shares. The Company shall promptly apply to cause the aggregate number of Warrant Shares to be approved for listing on The New York Stock Exchange, subject to official notice of issuance. From time to time following the Closing Date, the Company shall cause the number of Warrant Shares then issuable upon exercise of the then outstanding Warrants to be approved for listing on The New York Stock Exchange, subject to official notice of issuance, or such other primary exchange as to which the Common Stock is then admitted for trading.

Section 5.04        Legend.

(a)               All certificates or other instruments representing the Warrants or Warrant Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)               Upon request of the applicable Purchaser Party and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the legend to be removed from any certificate or other instrument for Warrant or Common Stock to be transferred in accordance with the terms of this Agreement.

Section 5.05        Standstill. The Purchasers agree that during the Standstill Period, without the prior written approval of the Board, the Purchasers will not, directly or indirectly, and will cause their respective Affiliates (which for the avoidance of doubt, will not include the Company or any of its Subsidiaries) and Subsidiaries (the Purchasers, their respective Affiliates and Subsidiaries, collectively, the “Standstill Parties”) not to:

(a)               acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable for any such equity securities (but in any case excluding (A) issuances by the Company of Warrant Shares pursuant to any exercise of the Warrants in accordance with the terms of the Warrant Agreement, (B) issuances of the Warrants by the Company to the Purchasers pursuant to this Agreement, (C) purchases by the Purchasers or their respective Affiliates of the New Shares and (D) any subsequent purchases of Common Stock by the Purchasers or their respective Affiliates to adjust for any dilution in the Purchasers’ (or their respective Affiliates’) ownership of the New Shares as a result of the Company issuing shares of Common Stock, dividends in kind thereon or other securities convertible into shares of Common Stock other than ordinary course grants of securities consistent with past practice and pursuant to the Equity Plan (the “Dilutive Event”) in an amount that maintains the Purchasers’ ownership in the Company pursuant to its purchases of New Shares immediately prior to such Dilutive Event;

(b)               make any public announcement with respect to, or offer, seek, propose or publicly indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer for the Company’s equity securities or purchase of any material assets of the Company or its Subsidiaries, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that this clause shall not prohibit a Standstill Party from making confidential proposals to the Board regarding mergers, consolidations or other business combinations with the Company or a purchase of any of the Company’s material assets so long as such proposals would not reasonably be expected to require any public disclosure by the Purchasers or the Company or their respective Affiliates;

(c)               make any public announcement with respect to, or offer, seek, propose or publicly indicate an interest in (in each case with or without conditions), any recapitalization, reorganization, restructuring, liquidation, dissolution of the Company or its Subsidiaries, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective equity securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that this clause shall not prohibit a Standstill Party from making confidential proposals to the Board regarding such matters so long as such proposals would not reasonably be expected to require any public disclosure by the Purchasers or the Company or their respective Affiliates;

(d)               otherwise act, alone or in concert with others, to control or seek to control, advise or knowingly influence, in any manner, management or the board of directors, or the policies of the Company or any of its Subsidiaries (other than any Apollo Purchaser Director acting in her or her capacity as a member of the Board or voting at a meeting of the Company’s stockholders);

(e)               make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting equity securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or (other than with respect to any Apollo Purchaser Director, to the extent in accordance with the terms and conditions of this Agreement) seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(f)                take any action that would or would reasonably be expected to require the Purchasers, their respective Affiliates or the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.05;

(g)               enter into any discussions, negotiations, communications, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Affiliates of the Purchasers who are also security holders of the Company) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party (excluding, for the avoidance of doubt, the Purchaser Parties) with respect to the Company or any of its Subsidiaries or any securities of the Company or of any of its Subsidiaries or otherwise in connection with any of the foregoing;

(h)               make any public proposal or public statement of inquiry or publicly disclose any intention, plan or arrangement consistent with any of the foregoing;

(i)                 knowingly advise, assist, encourage or direct any Person to do, or to knowingly advise, assist, encourage or direct any other Person to do, any of the foregoing;

(j)                 request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.05; or

(k)               contest the validity of this Section 5.05 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.05; provided, however, that nothing in this Section 5.05 will limit (1) the Purchasers’ (or their respective Affiliates’) rights pursuant to the Transaction Documents, in accordance with their terms; (2) any actions taken by the Apollo Purchaser Director, or the ability of the Apollo Purchaser Director to vote or otherwise exercise his or her legal duties, in each case in his or her capacity as a member of the Board; or (3) any private communications, proposals or offers for a transaction made to the Chief Executive Officer of the Company or the Chairman of the Board (so long as the manner or content of any such communication would not reasonably be expected to require any public disclosure by the Company).

Section 5.06        Director and Observer Rights.

(a)               At any time following the Closing and until the occurrence of the Fall-Away of Apollo Purchaser Board Rights (the “Designee Period”), Apollo Purchaser may elect, by notifying the Company, to have the Purchaser Designee be a non-voting observer of the Board (the “Apollo Purchaser Observer”) or to be appointed as a member of the Board; provided that for the avoidance of doubt, the Apollo Purchaser may not have an Apollo Purchaser Observer and have the Purchaser Designee serve on the Board concurrently. Unless the Apollo Purchaser otherwise notifies the Company prior to the Closing, the Purchaser Designee shall be appointed as a Purchaser Observer as of the Closing Date.

(b)               If at any time during the Designee Period, the Apollo Purchaser elects to have the Purchaser Designee be a Purchaser Observer, the Apollo Purchaser Observer shall be permitted to attend, as an observer, meetings of the Board, participate in Board discussions and material information delivered to the Board shall be delivered to the Apollo Purchaser Observer at substantially the same time as delivered to other non-executive directors; provided, however, that the Company shall have the right to withhold any information and to exclude the Apollo Purchaser Observer from all or any portion of any meeting if access to such information or attendance at such meeting or portion of a meeting could reasonably be expected to (i) adversely affect the attorney-client privilege or work product protection, (ii) violate any Law, or (iii) violate the terms of any confidentiality agreement or other contract with a third party. The Apollo Purchaser Observer shall not have any voting rights with respect to any matters considered or determined by the Board or any committee thereof, or be entitled to receive any compensation or reimbursement of expenses in his or her capacity as Apollo Purchaser Observer. Any action taken by the Board at any meeting will not be invalidated by the absence of the Apollo Purchaser Observer at such meeting.

(c)               If at any time during the Designee Period, the Apollo Purchaser elects to have the Purchaser Designee appointed as a member of the Board, the Board shall take all action necessary to cause one (1) Apollo Purchaser Designee to be appointed as a member of the Board, effective as of the date of resignation of the Apollo Purchaser Observer. Following the appointment of such Apollo Purchaser Director and until either (i) a subsequent notification by the Apollo Purchaser that the Purchaser Designee should be appointed as a Purchaser Observer or (ii) the occurrence of the Fall-Away of Apollo Purchaser Board Rights, the Company will nominate an Apollo Purchaser Designee to be elected (or reelected) at each annual meeting of the Company’s stockholders at which the class of directors of which the Apollo Purchaser Designee is a part is subject to election (or re-election), recommend that holders of its Common Stock vote to elect such Apollo Purchaser Designee and use its reasonable efforts to cause the election to the Board of a slate of directors that includes such Apollo Purchaser Designee. If the Apollo Purchaser Designee is not elected to serve as the Apollo Purchaser Director, the Board will take all lawful actions to appoint a Apollo Purchaser Designee as the Apollo Purchaser Director, including increasing the size of the Board and appointing such Apollo Purchaser Designee to fill the vacancy created by such increase. For clarity, the Apollo Purchaser’s right to have an Apollo Purchaser Designee serve as a director on the Board as set out in this Section 5.06(c) is in lieu and not in duplication of the Apollo Purchaser’s right to have an Apollo Purchaser Observer appointed as an observer of the Board pursuant to Section 5.06(b).

(d)               The Apollo Purchaser Director or the Apollo Purchaser Observer, as the case may be, shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action (other than acceptance of the resignation by the Board) upon the Fall-Away of Apollo Purchaser Board Rights, and the Apollo Purchaser shall no longer have any rights under this Section 5.06, including, for the avoidance of doubt, any designation and/or nomination rights under Section 5.06.

(e)               The Apollo Purchaser Director or the Apollo Purchaser Observer, as the case may be, shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action upon delivery of a request for resignation by the Apollo Purchaser. Following the Closing and until the occurrence of the Fall-Away of Apollo Purchaser Board Rights, (i) in the event of the death, disability, resignation (including pursuant to the letter of resignation referred to in the immediately preceding sentence) or removal of the Apollo Purchaser Director as a member of the Board or the Apollo Purchaser Observer as a non-voting observer of the Board, the Apollo Purchaser may designate an Apollo Purchaser Designee to replace such Apollo Purchaser Director or Apollo Purchaser Observer (as applicable) and, subject to Section 5.06(f) and any applicable provisions of the MGCL, the Company shall take such action as is necessary to cause such Apollo Purchaser Designee to be appointed to the Board or as the Apollo Purchaser Observer, as applicable.

(f)                The Company shall indemnify the Apollo Purchaser Director and provide the Apollo Purchaser Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the MGCL or otherwise. The Company hereby acknowledges that the Apollo Purchaser Director may have rights to indemnification and advancement of expenses provided by the Apollo Purchaser or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Director Indemnitors”). The Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Apollo Purchaser Director, (ii) it shall be required to advance the full amount of expenses incurred by the Apollo Purchaser Director, as required by law, the terms of the Company Charter Documents, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Apollo Purchaser Director may have against the Director Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Director Indemnitors from any and all claims against the Director Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Director Indemnitors on behalf of the Company with respect to any claim for which the Apollo Purchaser Director have sought indemnification from the Company shall affect the foregoing and the Director Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Purchaser Director against the Company. These rights shall be a contract right.

(g)               The Company’s obligations with respect to the Apollo Purchaser Director and the Apollo Purchaser Observer pursuant to this Section 5.06 shall in each case be subject to (i) such Apollo Purchaser Designee’s and such Apollo Purchaser Director’s or Apollo Purchaser Observer’s (as applicable) satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company, and all other criteria and qualifications for service as a director applicable, as reflected as of the date hereof pursuant to the Company’s internal written policies related thereto (a copy of which has been provided to the Apollo Purchaser), to all non-executive directors of the Company, (ii) such Apollo Purchaser Observer executing a customary confidentiality agreement, and (iii) such Apollo Purchaser Director or Apollo Purchaser Observer not being or becoming a director or officer of a Competitor while such individual remains in his or her role as an Apollo Purchaser Director or an Apollo Purchaser Observer. The Apollo Purchaser will cause the Apollo Purchaser Designee (A) to make himself or herself reasonably available for interviews, (B) to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine the Apollo Purchaser Designee’s eligibility and qualification to serve as contemplated hereunder, and (C) to provide to the Company a completed copy of the directors and officers questionnaire submitted by the Company to its other directors in the ordinary course of business. No Apollo Purchaser Designee shall be eligible to serve as a director or board observer if he or she (x) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act or (y) is subject to any Judgment prohibiting service as a director of any public company. In the event that the Apollo Purchaser Director or the Apollo Purchaser Observer becomes aware that he or she no longer satisfies all the requirements set forth in (1) the immediately preceding sentence and (2) the first sentence of this Section 5.06(g), the Apollo Purchaser Director or the Apollo Purchaser Observer (as applicable) shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action (other than acceptance of the resignation by the Board), and the Apollo Purchaser shall be entitled to designate a new Apollo Purchaser Director or Apollo Purchaser Observer (as applicable), subject to the terms of this Section 5.06. As a condition to an Apollo Purchaser Designee’s (x) election to the Board or nomination for election as a director of the Company or (y) rights as a non-voting observer, as applicable, pursuant to this Section 5.06, such Apollo Purchaser Designee must provide to the Company:

(i)                 all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines;

(ii)              all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations; and

(iii)            an undertaking in writing by the Apollo Purchaser Designee:

a.                   to be subject to, bound by and duly comply with the code of conduct and other policies of the Company, in each case, solely to the extent applicable to all other non-executive directors of the Company; and

b.                  at the request of the Board, to recuse himself or herself from any determinations, deliberations or discussion of the Board or any committee thereof to the extent regarding the Company’s relationship with the Apollo Purchaser or any of its Affiliates, or matters arising under the Transaction Documents or the Transactions;

(iv)             The Apollo Purchaser Director or the Apollo Purchaser Observer, as applicable, shall not participate in, and, at the Board’s request, shall recuse himself or herself from, and the Apollo Purchaser shall cause the Apollo Purchaser Director or the Apollo Purchaser Observer, as applicable, to not participate in, and to recuse himself or herself from, any Board deliberations and actions relating to the Company’s relationship with the Apollo Purchaser or matters arising under the Transaction Documents or the Transactions.

(h)               The Apollo Purchaser Director and the Apollo Purchaser Observer, as applicable, shall be permitted to share information received in his or her capacity as such (A) as required by applicable Law and (B) with (i) the Purchaser Parties, (ii) one or more of their respective Affiliates or one or more cedants that have entered into a reinsurance relationship with any Purchaser Party or any Affiliate thereof in connection with reporting or other communications contemplated under the applicable reinsurance treaty, the related investment management agreement or other related agreements, (iii) any fund, insurance company or other entity managed or advised by the investment advisor (or one or more Affiliates thereof) to any Purchaser Party, (iv) any beneficiary under a trust agreement in which the investment advisor (or an Affiliate thereof) to any Purchaser Party is also the investment advisor or asset manager of the grantor under such trust agreement and/or (v) any of their respective officers, directors, employees, lawyers, accountants, consultants and other advisors and representatives; provided that any such Persons listed in (i) through (v) above shall not be a Competitor and shall agree to keep any such information confidential and to use such information (x) solely for the purposes of monitoring, administering or managing the Purchasers’ investment in the Company made pursuant to this Agreement or (y) as required by applicable Law; provided further that the Purchaser Parties will be responsible for any unauthorized disclosure or misuse of any information by any of the persons listed in (ii) through (v) above. In the case of any disclosure required by applicable Law, the disclosing party shall (x) prior to any such disclosure (i) give the Company the earliest possible written notice that such disclosure is or may be required and (ii) cooperate with the Company in protecting the confidential or proprietary nature of the information which must be so disclosed through a protective order or other appropriate remedy and (y) after complying with clause (x), only disclose that portion of the information that is legally required to be disclosed. Notwithstanding the foregoing, the Purchaser Parties, their Affiliates and any such Persons listed in (i) through (v) of Section 5.06(h) may provide such information without providing prior notice to or seeking the consent of the Company, without liability hereunder, for the purposes of fulfilling their ordinary course regulatory obligations, including to any banking or insurance regulatory agency, that are not, to the knowledge of the Purchaser Parties, targeted at the Company or the Transactions.

(i)                 Notwithstanding anything to the contrary provided in Section 5.06(h), the Purchaser Parties, their Affiliates and any such Persons listed in (i) through (v) of Section 5.06(h) may share without liability hereunder any information that the Apollo Purchaser Director or the Apollo Purchaser Observer, as applicable, receives in his or her capacity as such that (i) was or becomes available to the public other than as a result of a disclosure by the Apollo Purchaser Director, the Apollo Purchaser Observer, the Purchaser Parties, their Affiliates or any such Persons listed in (i) through (v) of Section 5.06(h) in violation of Section 5.06(h), (ii) was or becomes available to the Purchaser Parties, their Affiliates or any such Persons listed in (i) through (v) of Section 5.06(h) on a nonconfidential basis from a source other than the Company, its Affiliates or any such Persons listed in (i) through (v) of Section 5.06(h); provided that such source was not, to the Purchasers’ knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Purchaser Parties, their Affiliates or any such Persons listed in (i) through (v) of Section 5.06(h), provided that such information is not, to such persons’ knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by the Purchaser Parties, their Affiliates or any such Persons listed in (i) through (v) of Section 5.06(h) without reference to, incorporation of, reliance on or other use of any information that the Apollo Purchaser Director or the Apollo Purchaser Observer receives in his or her capacity as such.

Section 5.07        Conduct of Business Prior to Closing. Beginning on the date hereof and until the Closing Date, unless the Purchaser otherwise agrees in writing, the Company shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to ensure that each of its Subsidiaries will) conduct its business, operations, activities and facilities in the ordinary course consistent with past practice and shall use commercially reasonable efforts to take all actions necessary to (i) preserve and keep in full force and effect its material business relationships, and (ii) comply with the Company Charter Documents.

Section 5.08        Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) with respect to the Warrants (or upon the exercise thereof) and the Common Stock, in each case, to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Warrant (or upon the exercise thereof) or the Common Stock, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Warrant or Common Stock, any Warrant Shares otherwise required to be issued upon the exercise of such Warrant or any amounts otherwise payable in respect of Warrant Shares received upon the exercise of such Warrant, or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts. Prior to deducting or withholding any amount, the Company shall, pursuant to a written request to the applicable Purchaser, give such Purchaser a reasonable opportunity to provide any form or certificate to reduce or eliminate any withholding or deduction described in this Section 5.08. The Company shall assist, at such Purchaser’s reasonable request and expense, the Purchaser in securing on its behalf any available refunds and reductions of, and exemptions from, withholding taxes and making any filings, applications or elections to obtain any refund, reduction or exemption from such withholding taxes. Notwithstanding anything to the contrary in this Section 5.08, the Company shall not withhold or deduct any amount on any payment or distribution (or deemed distribution) if it receives (or has previously received) a duly executed, valid, accurate and properly completed IRS Form W-9 from the applicable Purchaser or any other holder of Warrants, Common Stock (including New Shares) or Warrant Shares.

Section 5.09        Tax Matters.

(a)               Within 20 days of the Closing Date, the Company shall determine and deliver to the Purchasers the Company’s proposed valuation of each Tranche (the “Proposed Warrant Valuation”), along with the supporting calculations. If the Purchasers do not agree with the Proposed Warrant Valuation, then within 10 days of receipt of the Proposed Warrant Valuation, the Purchasers shall provide comments on the Proposed Warrant Valuation. The Company will consider any such comments in good faith (it being understood that the parties will use commercially reasonable efforts to agree on the appropriate valuation of each Tranche) and will revise the Proposed Warrant Valuation to the extent the Purchasers and the Company agree such revisions are appropriate. Promptly after the receipt of the Purchasers’ comments, the Company will deliver to the Purchaser the Company’s final valuation of each Tranche (the “Final Warrant Valuation”), and the Company will file any Tax Returns consistent with the Final Warrant Valuation and not take any actions inconsistent with such Final Warrant Valuation, unless otherwise required by the IRS or another Governmental Authority following an audit or examination. In the event of any such audit or examination, the Company shall promptly notify the Purchasers of the valuation of each Tranche that the Company has determined it is required to use by the IRS or other Governmental Authority.

(b)               From and after the Closing Date and until the Fall-Away of Apollo Purchaser Board Rights, the Company will continue to be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and MFResidental Assets Holding Corporation will continue at all times to be a Qualified REIT Subsidiary of the Company, unless otherwise consented to by the Purchasers. After the Fall-Away of Apollo Purchaser Board Rights until the first day on which the Purchaser and its Affiliates no longer own any shares of Common Stock or Warrants, if the Company determines that it will no longer be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code or that MFResidental Assets Holding Corporation will no longer be a Qualified REIT Subsidiary of the Company for any taxable year, then in each such case the Company shall promptly provide written notice (but no later than 10 days after such determination) to the Purchaser Shareholders of such determination, which written notice shall specify the effective date upon which the Company will no longer qualify as a REIT or that MFResidential will no longer be a Qualified REIT Subsidiary of the Company, as applicable.

(c)               From and after the Closing Date and until the later of (i) the Fall-Away of Apollo Purchaser Board Rights and (ii) if the Company Common Stock is ever not “regularly traded on an established securities market located in the United States” within the meaning of Section 897(h)(1), the first day on which the Purchaser and its Affiliates no longer own any shares of Common Stock or any Warrants, the Company shall not make a distribution described in Section 897(h)(1) of the Code to the Purchasers or any of their respective Affiliates (collectively, the “Purchaser Shareholders”) that holds any New Shares, Warrants or Warrant Shares in the Company without first providing each of them with written notice, at least 30 days prior to the record date with respect to such a distribution, of its intent to do so. Such notice shall specify the estimated date of the distribution and the estimated amount of the distribution that is described in Section 897(h)(1) of the Code, and shall not be considered effective if it does not. The Company shall promptly provide the Purchaser Shareholders with such additional information concerning such distribution and the circumstances giving rise to it as they may from time to time, both before and after such distribution is made, reasonably request, provided that the Purchaser Shareholders shall be responsible for any reasonable incremental out of pocket expenses paid to third party accountants of the Company resulting from such request for information, but only to the extent that the Company would not have otherwise incurred such expense in connection with such Section 897(h)(1) distribution.

(d)               From and after the Closing Date and until the Fall-Away of Apollo Purchaser Board Rights, the Company shall not take any action or actions that would cause the Purchasers or any of their respective Affiliates, including any Affiliate that holds any Common Stock (including the New Shares), Warrants or Warrant Shares in the Company, to recognize excess inclusion income pursuant to Section 860E of the Code. After the Fall-Away of Apollo Purchaser Board Rights until the first day on which the Purchaser and its Affiliates no longer own any shares of Common Stock or Warrants, the Company shall provide written notice to the Purchaser Shareholders of any such action at least 30 days prior to taking any such action or actions described in the preceding sentence.

Section 5.10        Section 16b-3. The Company agrees that it shall use its best efforts to cause the Company’s Board or a committee consisting solely of two or more non-employee directors to take any additional reasonable action as is requested by the Purchaser to approve in advance the Transactions for the purpose of exempting Purchaser's interest in the Transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3, to the extent such exemption is available, so long as the Purchaser has the right to appoint a Purchaser Designee under Section 5.06 or any such Purchaser Designee serves on the Company’s Board or is subject to Section 16 of the Exchange Act.

Section 5.11        Waiver of Corporate Opportunity. To the fullest extent permitted by applicable Law, the Company hereby agrees that the Purchasers and their respective Affiliates (including, but not limited to, the Apollo Purchaser Designee) shall not have any obligation to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or any of its Subsidiaries. To the fullest extent permitted by applicable Law, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Purchasers or their respective Affiliates (other than with respect to any information or materials delivered or made available to the Apollo Purchaser Director in such Apollo Purchaser Director’s capacity as a director or the Apollo Purchaser Observer in such Apollo Purchaser Observer’s capacity as an observer), even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Company hereby further agrees that the Purchasers and their respective Affiliates (including, but not limited to, the Apollo Purchaser Designee) shall have no duty to communicate or offer such business opportunity to the Company (and that there shall be no restriction on the Purchasers using the general knowledge and understanding of the Company and the industry in which the Company operates that it has gained from consummating the Transactions in considering and pursuing such opportunities or in making investments, voting, monitoring or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable Law, shall not be liable to the Company or any of its Subsidiaries or stockholders for breach of any fiduciary, standard of care or other duty, as a stockholder, director or officer or otherwise, solely by reason of the fact that the Purchasers or their respective Affiliates pursue or acquire such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries, or uses such knowledge and understanding in the manner described herein. The Company and the Board have taken, or will take, all necessary Board action to effect the forgoing.

Section 5.12        Further Assurances. The Company agrees that, from time to time, it will promptly take such actions and execute and deliver to the Purchasers such additional documents and instruments as may be reasonably required in order to carry out the purposes of this Agreement, including taking all actions necessary so that no “moratorium”, “fair price”, “affiliate transaction”, “business combination”, control share, or other takeover Laws or regulations or stockholder rights plan or similar agreement or arrangement in existence now or at any time following the date hereof applies to this Agreement, the issuances and exercise of the Warrants, purchases of New Shares, or any other transactions contemplated hereby.

Section 5.13        Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to the terms and conditions hereof, neither the Company nor its respective Affiliates shall take or permit any other Person on its behalf (including, without limitation, its subsidiaries, officers, directors, employees, consultants or agents or any investment banker, financial advisor, attorney, accountant or other representative retained by any of them) to take, indirectly or directly, any action to encourage, initiate, or engage in discussions or negotiations with, or take any other action to facilitate, any inquiries or the making of any proposal or indication of interest that constitutes, or would reasonably be expected to result in, a Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to endorse any Competing Transaction, or authorize or permit any person to take any such action. The term “Competing Transaction” means any direct or indirect equity or debt financing transaction other than non-recourse financing pursuant to Permitted Repo Facilities for loans acquired or originated after the date hereof. If the Company receives any inquiry regarding a potential Competing Transaction, it will promptly inform the Purchasers of such inquiry and the material terms of such inquiry, including, without limitation, the identity of the Person submitting such inquiry.

Section 5.14        Public Disclosure. The Purchaser Parties and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process, the rules and regulations of any national securities exchange or national securities quotation system or Exchange Act reporting obligations. The Purchasers and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form mutually agreed by the parties (the “Announcement”). Notwithstanding the foregoing, this Section 5.14 shall not apply to any press release or other public statement made by the Company or the Purchasers (a) that is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions.

Section 5.15        Blow- Out; Blackout Period. Until the Purchaser has satisfied its Secondary Purchase Commitment (or such Secondary Purchase Commitment has been waived by the Company), the Company shall (A) file all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, (B) maintain the listing of its Common Stock on the New York Stock Exchange or NASDAQ, and (C) as of the commencement of a Trading Window, have publicly disseminated all material non-public information (as defined in the United States securities Laws) made available to the Purchaser or its Affiliates (“MNPI”) in a manner so that the Purchaser or its Affiliates may satisfy the Secondary Purchase Commitment during such trading window without violating applicable securities Laws. In the event that the Trading Window is open for a period of less than fifteen weeks in the aggregate prior to the Secondary Purchase Commitment Deadline, the Secondary Purchase Commitment Deadline shall be extended by the Secondary Purchase Commitment Extension. Upon either of the Purchasers submitting a request for pre-clearance to trade pursuant to the Company’s Insider Trading Policy, the Company will promptly respond in writing, which in no event will be more than one Business Day following the date of such request confirming whether the Purchasers or one of more of their respective permitted assignees are pre-cleared; provided, that (i) the Company shall not unreasonably deny pre-clearing the Purchasers or such permitted assignees and (ii) the Purchasers or their respective permitted assignees may, but are not obligated to, submit a request for pre-clearance regardless of whether such request is required under the Company’s Insider Trading Policy. Any denial of pre-clearance to trade for the Purchasers or their respective permitted assignees referred to in clause (i) above will automatically be deemed to be unreasonable if, on or around the time when such request for pre-clearance is submitted by the Purchasers or their permitted assignees, the Company pre-clears under its Insider Trading Policy any director or executive officer and, if such director or executive officer was previously pre-cleared, either his or her pre-clearance hasn’t been terminated as of the time of such denial or if a director or executive officer is subsequently precleared, the MNPI that prevented the Purchasers from being pre-cleared has been publicly disclosed prior to such director or executive officer’s pre-clearance.

Section 5.16        Ownership Limit Waiver and Registration Rights Agreement. At, or prior to the Closing, (i) the Purchasers will deliver to the Company the Ownership Limit Waiver duly executed by the Purchaser, (ii) the Company shall deliver to the Purchasers the Ownership Limit Waiver duly executed by the Company, the effectiveness of which is conditioned on the present and continuing accuracy of the representations and undertakings of the Purchaser set forth in the Ownership Limit Waiver, (iii) the Company shall deliver to the Purchaser the Registration Rights Agreement, duly executed by the Company and (iv) the Purchasers shall deliver to the Company the Registration Rights Agreement, duly executed by each Purchaser.

Section 5.17        Amendment to Bylaws. For so long as the Purchaser Parties or any of their Affiliates own, directly or indirectly, or hold the power to direct the exercise of voting power with respect to, any Securities or Warrant Shares, the Board will not (i) amend Section 6.7 of the Company’s bylaws in a manner that would impact the Purchaser Parties’ voting rights with respect to Securities acquired by the Purchaser Parties pursuant to this Agreement or the Warrant Shares; or (ii) take any other action that would cause Securities acquired by the Purchaser Parties pursuant to this Agreement or the Warrant Shares to become “control shares” as defined in Section 3-701 of the MGCL.

Article VI

Survival and Termination

Section 6.01        Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)               by mutual written consent of the Purchasers and the Company; and

(b)               by either the Purchasers or the Company if any Governmental Authority of competent jurisdiction shall have issued any order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction shall have become final and non-appealable.

(c)               by either the Company or the Purchasers if the Closing shall not have occurred prior to 5:00 p.m., New York city time, on July 1, 2020; provided that (i) the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of the failure of the Closing to occur prior to such time and (ii) the right to terminate this Agreement under this Section 6.01 shall not be available to any party during the pendency of a legal proceeding by the other party for specific performance.

Section 6.02        Effects of Termination. In the event of termination of this Agreement by any party as provided in Section 6.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except for this Section 6.02; provided, that, notwithstanding anything to the contrary herein, (a) no such termination shall relieve any party from liability for any damages resulting from or arising out of Fraud or willful breach of this Agreement prior to such termination and (b) the parties hereto acknowledge and agree that nothing contained herein shall be deemed to affect their right to specific performance in accordance with this Agreement.

Section 6.03        Survival and Limitation on Liability.

(a)               All of the covenants or other agreements of the parties contained in this Agreement to be performed (i) on or prior to the Closing shall survive for 12 months following the Closing Date and (ii) after the Closing shall survive the Closing until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance; provided that, claims made pursuant to (i) shall be limited to claims for breach of such covenants prior to the Closing Date. The representations and warranties made herein shall survive for 12 twelve months following the Closing Date, other than the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.03(a), Section 4.01 and Section 4.02 (such representations and warranties contained therein, the “Fundamental Representations”), which shall survive until the expiration of the applicable statute of limitations, and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy in or breach of such representation or warranty to the extent that any good-faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

(b)               Notwithstanding anything herein to the contrary, except in the case of Fraud, from and after the Closing, the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of the pre-Closing covenants contained herein, or any breach of, or inaccuracy in, the representations and warranties of the Company made herein (other than with respect to the Fundamental Representations) shall in no event exceed $3 million.

Article VII

Miscellaneous

Section 7.01        Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 7.02        Extension of Time, Waiver, Etc. The Company and the Purchaser may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchasers in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.03        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided that (a) the Purchasers or a Purchaser Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to (i) one or more of their respective Affiliates or one or more cedants that have entered into a reinsurance relationship with any Purchaser Party or any Affiliate thereof, (ii) any fund, insurance company or other entity managed or advised by the investment advisor (or one or more Affiliates thereof) to any Purchaser Party, or (iii) any beneficiary under a trust agreement in which the investment advisor (or an Affiliate thereof) to any Purchaser Party is also the investment advisor or asset manager of the grantor under such trust agreement, (b) no such assignment shall relieve the Purchasers of their obligations hereunder, (c) in the event of any permitted assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, included the rights, interests and obligations so assumed, and (d) any assignment of rights, interests or obligations pursuant to this Section 7.03 shall not be to a Competitor. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 7.04        Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 7.05        Entire Agreement; No Third-Party Beneficiaries; No Recourse.

(a)               This Agreement, together the Registration Rights Agreement and the Warrants constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b)               Except as expressly provided for in Section 5.06(f) no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser Parties, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.

Section 7.06        Governing Law; Jurisdiction.

(a)               This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)               All actions arising out of or relating to this Agreement shall be heard and determined in any court located in New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 7.06 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.09 of this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.07        Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and this right of specific enforcement is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 7.08        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.08.

Section 7.09        Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)           If to the Company, to it at:

MFA Financial, Inc.

350 Park Avenue, 20th Floor

New York, New York 10022

Attn:    General Counsel

Phone: 212-207-6454

Email: Hschwartz@mfafinancial.com

   legal@mfafinancial.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attn:	David J. Goldschmidt
Thomas Greenberg
Phone:	(212) 735-3574
Fax:	(917) 777-3574
Email:	David.Goldschmidt@skadden.com
Thomas.Greenberg@skadden.com

(b)           If to the Apollo Purchaser at:

Omaha Equity Aggregator, L.P.

c/o Apollo Global Management, Inc.

9 West 57th Street

New York, NY 10019

Attn:    Joseph Glatt

Phone: (212) 822-0456

Email:  jglatt@apollo.com

   ProjectOmahaNotices@Apollo.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:   Adam Weinstein

   Daniel Serota

Phone: (212) 839-5371

Fax:     (212) 839-5599

Email:  AWeinstein@sidley.com

    Dserota@sidley.com

(c)           If to the Athene Purchaser at:

Athene USA Corporation

c/o Apollo Insurance Solutions Group LP

2121 Rosecrans Avenue

Suite 5300

El Segundo, California 90245

Attn:    Matt O’Mara

Phone: 310-698-4414

Email:  ISG-fundnotices@apollo.com

       Momara@apollo.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:    Adam Weinstein

       Daniel Serota

Phone: (212) 839-5371

Fax:     (212) 839-5599

Email:   AWeinstein@sidley.com

     Dserota@sidley.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.10        Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 7.11        Expenses. The Purchasers shall be entitled to receive, whether the transactions contemplated hereby are consummated or this Agreement is terminated, reimbursement for all reasonable and documented out-of-pocket fees and expenses, including reasonable travel expenses, incurred through the Closing in connection with the Transactions (including reasonable and documented fees, charges and disbursements of the Purchasers’ outside accountants, consultants and attorneys) (collectively, “Expenses”) that are invoiced to the Company promptly following the Closing Date, up to a maximum amount of $1,500,000, including reimbursements by the Company made under the New Credit Agreement for expenses incurred at or prior to the Closing; provided, that the parties agree that reimbursement of Expenses shall not limit the Parties ability to seek monetary damages, specific performance or other equitable relief in connection with the Company’s breach of any representations, warranty or covenant hereunder. To the extent invoiced to the Company prior to the Closing Date, the Company shall pay such fees and expenses at the Closing. Subject to the foregoing, and except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 7.12        Interpretation.

(a)               When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Purchaser” and words of similar import refer to documents (A) posted to a diligence website by or on behalf of the Company and made available to the Purchaser or its Representatives or (B) delivered in Person or electronically to the Purchaser or its Representatives. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)               The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MFA FINANCIAL, INC.

By:	/s/ Harold E. Schwartz
Name:	Harold E. Schwartz
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Investment Agreement]

OMAHA EQUITY AGGREGATOR, L.P.

By: AP Omaha Advisors, LLC, its general partner

By: Apollo Hybrid Value Advisors, L.P., its sole member

By: Apollo Hybrid Value Capital Management, LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Investment Agreement]

ATHENE USA CORPORATION

By: Apollo Insurance Solutions Group LP, its investment adviser

By:  AISG GP Ltd., its General Partner

By:	/s/ Matthew S. O’Mara
Name:	Matthew S. O’Mara
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

ANNEX A-1

Form of Warrant (Apollo Tranche I Warrant)

ANNEX A-2

Form of Warrant (Apollo Tranche II Warrant)

ANNEX A-3

Form of Warrant (Athene Tranche I Warrant)

ANNEX A-4

Form of Warrant (Athene Tranche II Warrant)

ANNEX B

Ownership Limit Waiver

B

ANNEX C

Registration Rights Agreement

2